EXHIBIT 4.2


                           CERTIFICATE OF FORMATION

                                      OF

                            CONSUMERS FUNDING LLC



            (a) The name of the limited liability company is Consumers Funding LLC.

            (b) The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

            IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Consumers Funding LLC this 11th day of October, 2000.


                                    Consumers Funding LLC



                                    By:  /s/ David A. Mikelonis
                                        ------------------------
                                    Name:    David A. Mikelonis
                                    Title:   Authorized Person